Exhibit 10


                     AGREEMENT UPON SEPARATION OF EMPLOYMENT

      This Agreement Upon Separation Of Employment ("Agreement") is made and entered into by and between James F. Doyle, his successors, heirs, administrators, executors, personal representatives and assigns ("Doyle") and The Quaker Oats Company, its officers, directors, shareholders, employees, agents, assigns, subsidiaries, divisions, parents, affiliates and successors ("Quaker"), collectively "the parties." The Agreement shall become effective seven (7) days after it is executed by Doyle.

1.    Economic Consideration to Doyle

      Upon becoming effective, this Agreement shall satisfy the Quaker Officers Severance Program's (the "Program") prerequisites that in order to qualify for Program benefits, an officer must execute a valid waiver and release of all potential claims and must enter into a non-competition agreement. In addition, Doyle shall receive the following consideration, to which he would not be entitled in the absence of this Agreement:

      A. Doyle's active employment with Quaker is terminating on March 31, 1998. After severance payments under the Program have expired, and subject to the provisions in Paragraph 5, Quaker shall pay Doyle an amount equal to one year of Program payments (i.e., final salary plus average bonus). This sum shall be paid in twenty four (24) equal semi-monthly installments commencing as soon as payments to him under the Program expire, and terminating on March 31, 2000. Payments under this paragraph 1(A) are consideration for the covenants in paragraph 5, not for anything else.

      B. While Doyle is scheduled to receive payments under paragraph 1(A) (without regard to interruption of such payments pursuant to paragraph 5), Quaker shall provide him with the same insurance coverage as is provided under the Program. This benefit is part of the consideration for the Waiver and Release in paragraph 3, and the Miscellaneous Agreements in paragraph 4.

2.    Termination Of Employment

      Doyle understands and agrees that his active employment relationship with Quaker, its parent companies, affiliates and successors, will be permanently and irrevocably severed as of March 31, 1998. Doyle agrees he shall not apply or otherwise seek reinstatement or reemployment by Quaker at any time, and that Quaker has no obligation, contractual or otherwise, to rehire, reemploy or recall him in the future. Doyle further stipulates that this agreement is sufficient cause for Quaker to deny any request for rescission, rehire, reemployment or recall.

      Doyle agrees that prior to the effective date of his termination from active employment, he will return all Quaker property, including but not limited to keys, office pass, credit cards, computers, office equipment, sales records and data. Doyle further agrees that within sixty (60) days after his termination date, he will submit all outstanding expenses and clear all advances and his personal advance account, if any.

3.    Waiver & Release

      A. Doyle waives, releases and discharges Quaker from any and all claims and liabilities, demands, actions and causes of action, including attorneys' fees and costs and participation in a class action lawsuit, whether known or unknown, fixed or contingent, that he may have or claim to have against Quaker as of the date this Agreement becomes effective. Doyle further covenants not to file a lawsuit or participate in a class action lawsuit to assert such claims. Without limitation, Doyle specifically waives all claims for back pay, future pay or any other form of compensation or income, except as provided below. This waiver includes but is not limited to claims arising out of or in any way related to Doyle's employment or termination of employment with Quaker, including age discrimination claims under the Age Discrimination In Employment Act (as amended), discrimination claims under Title VII of the Civil Rights Act of 1964 (as amended) or the Americans with Disabilities Act, claims for breach of contract, and any other statutory or common law cause of action under state, federal or local law.

      However, Doyle does not waive, release, discharge or covenant not to sue for enforcement of any rights or claims that arise out of conduct or omissions which occur entirely after the date this Agreement becomes effective. In addition, he does not waive any rights he may have as an employee on inactive status and/or as a former employee, as the case may be, under this Agreement or any of Quaker's fringe benefit or incentive plans (e.g., its pension plan, the Program, the Long Term Incentive Plan of 1990, etc.), nor does he waive his right to payment for unused vacation, if any, pursuant to Quaker's vacation policy. Notwithstanding anything to the contrary in Paragraph 8 of this Agreement, such benefits shall continue to be governed by the ERISA plans, contracts and/or Quaker policies that exist independent of this Agreement. Finally, Doyle does not waive any right to indemnification he may have pursuant to Quaker's by-laws, insurance coverage and/or applicable law, and Quaker covenants to maintain directors and officers liability insurance coverage for Doyle, for actions or omissions while he was an officer, on the same terms as it maintains such coverage (if any) for active officers.

      B. Quaker waives, releases and discharges Doyle from any and all claims and liabilities, demands, actions and causes of action, including attorneys' fees and costs, that it may have or claim to have against Doyle as of the date this Agreement becomes effective; provided, this waiver, release and discharge only apply to claims as to which Quaker's senior officers were aware, on or before the effective date of this Agreement, of all material facts necessary to establish Doyle's liability; and further provided, Quaker does not waive, release, discharge or covenant not to sue for enforcement of any rights or claims that arise out of conduct or omissions which occur entirely after the date this Agreement becomes effective.

      C. The parties stipulate that nothing contained in this Agreement shall be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct. It is understood that both Quaker and Doyle deny any liability, wrongdoing or unlawful conduct, and each is providing consideration for this waiver and release solely in order to resolve any potential disputes between them amicably and to avoid the expense of potential litigation.

4.    Miscellaneous agreements

      The covenants and agreements set forth in this paragraph shall remain in effect until March 31, 2001. Covenants 4(A) and 4(B) are material parts of this Agreement, so a material breach of either of them by Doyle would entitle Quaker, at its discretion, to rescind this Agreement, in addition to any other legal or equitable remedies it might have for breach:

      A. Doyle shall provide accurate information or testimony or both in connection with any legal matter if so requested by Quaker. He shall make himself available upon request to provide such information and/or testimony, in a formal and/or an informal setting in accordance with Quaker's request, subject to reasonable accommodation of his schedule and reimbursement of reasonable expenses, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary).

      B. Doyle shall cooperate with media requests for interviews regarding his termination and/or Quaker, unless directed otherwise by Quaker in a particular instance. He shall not disparage The Quaker Oats Company, its products, or any of its directors, officers or employees in these interviews, nor in any other private or public setting; provided, if Doyle is compelled to provide testimony under oath, he shall testify truthfully without regard to whether his testimony is favorable or unfavorable to Quaker, and such testimony shall be protected against claims under this Agreement by the same privilege that would apply to a defamation claim.

      C. The Quaker Oats Company, and any officer or director acting on its behalf, shall answer all reference inquiries directed to The Quaker Oats
Company regarding Doyle by stating only his positions held, compensation and dates of employment. No additional information shall be provided unless authorized in advance, in writing, by Doyle. Doyle agrees to direct all requests for references from Quaker to the highest ranking Human Resources officer within Quaker.

5.    Prohibited Conduct

     A. Doyle covenants and agrees that through the dates specified below, he shall not engage in any of the following activities anywhere in the world:

           i. Non-competition. Doyle shall not undertake any employment, consulting position or ownership interest which involves his Participation in the management of a business entity that markets, sells, distributes, licenses or produces Covered Products, unless that business entity's sole involvement with Covered Products is that it makes retail sales or consumes Covered Products, without competing in any way against Quaker. This covenant applies through March 31, 2000.

                a. "Participation" shall be construed broadly to include, without limitation: (1) holding a position in which he directly manages such a business entity; (2) holding a position in which anyone else who directly manages such a business entity is in Doyle's reporting chain or chain-of-
command (regardless of the number of reporting levels between them); (3) providing input, advice, guidance, or suggestions regarding the management of such a business entity to anyone responsible therefor; (4) providing a testimonial on behalf of such an operation or the product it produces; or (5) doing anything else which falls within a common sense definition of the term "participation," as used in the present context.

                b. "Covered Products" mean any product which falls into one or more of the following categories, so long as Quaker is producing, marketing, distributing, selling or licensing such product anywhere in the world: sports beverages; thirst quenching beverages, excluding beverages which, based on the way they are marketed and/or consumed, do not compete at all against thirst quenching beverages; hot cereals; ready-to-eat cereals; pancake mixes; grain-based snacks, excluding grain-based foods which, based on how they are marketed and/or consumed, do not compete at all against snacks; value-added rice products; pancake syrup; value-added pasta products; dry pasta products; and items Quaker produces for the food service market.

           ii. Raiding Employees. Doyle shall not in any way, directly or indirectly (including through someone else acting on Doyle's recommendation, suggestion, identification or advice), facilitate or solicit any existing
Quaker employee to leave the employment of Quaker or to accept any position with any other company or corporation. This covenant applies through March 31, 2001. For purposes of this provision, the following definitions apply:

                a. "Existing Quaker employee" means someone: (1) who is employed by Quaker on or before the date when Doyle's employment terminates;
(2) who is still employed by Quaker as of the date when the facilitating act or solicitation takes place; and (3) who holds a manager, director or officer level position at Quaker (or an equivalent position based on job duties and/or Hay points, regardless of the employee's title).

                b. The terms "solicit" and "facilitate" shall be given the ordinary, common sense meaning appropriate in the present context.


           iii. Non-disclosure. Doyle shall not use or disclose to anyone any confidential information regarding Quaker. For purposes of this provision, the term "confidential information" shall be construed as broadly as Illinois law permits and shall include all non-public information Doyle acquired by virtue of his positions with Quaker which might be of any value to a competitor or which might cause any economic loss (directly or via loss of an opportunity) or substantial embarrassment to Quaker or its customers, distributors or suppliers if disclosed. Examples of such confidential information include, without limitation, non-public information about Quaker's customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies. This covenant applies through March 31, 2001.

      B. In the event of a breach, threatened breach, or situation that creates an inevitable breach of any term of this paragraph by Doyle, Quaker shall be entitled to an injunction compelling specific performance, restraining any future violations and/or requiring affirmative acts to undo or minimize the harm to Quaker, in addition to damages for any actual breach that occurs. The parties stipulate and represent that breach of any provision of this paragraph would cause irreparable injury to Quaker, for which there would be no adequate remedy at law, due among other reasons to the inherent difficulty of determining the precise causation for loss of customers, confidential information and/or employees and of determining the amount and ongoing effects of such losses.

      C. In the event Doyle breaches any term of this Paragraph 5, Quaker shall have the option of seeking injunctive relief or cancelling the payments due under paragraph 1(A) of this Agreement. Quaker's right to terminate Program benefits is spelled out in the Program, and is not affected by this provision.

      D. In the event Quaker elects to pursue injunctive relief, then the following rules shall apply:

           i. While litigation over the requested injunction is pending, Quaker may, in its discretion, withhold payments otherwise due to Doyle under paragraph 1(A); provided, Quaker's right to terminate or suspend Program benefits, which are separate from the benefits described in paragraph 1(A), is spelled out in the Program and is not affected by this provision.

           ii. If, at the conclusion of the litigation, Quaker successfully obtains full injunctive enforcement of all provisions in this paragraph 5 that it attempts to enforce, then Quaker shall pay Doyle all amounts otherwise due under paragraph 1(A) that were withheld and shall resume making all payments required under paragraph 1(A), and shall likewise pay all Program payments that were withheld.

           iii. If, at the conclusion of the litigation, Quaker obtains some, but not all, of the injunctive relief it seeks under this paragraph, then Quaker shall make an election. It may either accept the injunction and proceed as specified in subparagraph (ii) above, or it may elect to voluntarily vacate and/or not enforce the injunction, in which event it shall have no obligation to resume paying Doyle under paragraph 1(A), nor to pay withheld amounts.

           iv. If a court entirely declines to enforce paragraph 5 of this Agreement or holds it invalid or void, then Quaker shall have no further obligation to pay Doyle under paragraph 1(A), including sums withheld while litigation was pending.

           v. If a court holds that the provisions of paragraph 5 are enforceable, but further finds that Doyle did not breach any of them, then Quaker shall pay Doyle all amounts otherwise due under paragraph 1(A) that were withheld, and shall resume making all payments required under paragraph 1(A).

           vi. Doyle shall have no claim for damages based on any delay in the payments due under Paragraph 1(A) that results from a suspension of payments or withholding in accordance with the preceding provisions; PROVIDED, if payment of withheld amounts subsequently is required, then along with such payment Quaker shall pay Doyle interest at an annualized rate of 6.0%.

           vii. For purposes of this paragraph, litigation shall not be deemed to have concluded, and no payment shall be due, until all potential appeals by all parties are waived or exhausted.


      E.    Recitals:  Doyle stipulates and represents that the following facts
are   true,  and  further  understands  and  agrees  that  they  are   material
representations upon which Quaker is relying in entering into this Agreement:

           i. Doyle has been President of Quaker's Worldwide Beverages division for several years, and in that capacity has been a member of Quaker's Senior Leadership Team. In these positions, he participated in forming and/or was informed about the details of operational plans and strategic long range plans for all of Quaker's businesses, in addition to acquiring intimate knowledge of plans and strategies for the Beverages division he ran. Without limitation, he has detailed knowledge regarding Quaker's Worldwide Beverages business, and had access to detailed information regarding Quaker's other businesses, including without limitation business plans, new product development, pricing structure, marketing plans, sales plans, distribution plans, and supply chain plans for all of Quaker's products. This is: (1) information Doyle gained by virtue of his employment at Quaker; (2) highly confidential and secret information from which Quaker derives economic value, actual or potential, from its not being generally known to other persons outside Quaker who might obtain economic value from its disclosure or use; (3) information known within Quaker only to key employees and those who need to know it to perform their jobs; (4) information regarding which Quaker has taken reasonable measures to preserve its confidentiality; (5) information that could not easily be duplicated by others, and which Quaker required considerable time and effort to develop; and (6) information which is likely to remain valuable and secret for at least three years.

           ii. By virtue of his employment at Quaker, Doyle has developed personal and business relationships with existing Quaker employees, which he otherwise would not have had. By virtue of his position, he also has acquired knowledge as to which existing Quaker employees are critical to Quaker's success and future plans, and which ones have skills or contacts that would be valuable to a competitor.

6.    Advance Determination Of Permitted/Prohibited Conduct

      Doyle may request an advance written determination from Quaker's Chief Executive Officer as to whether taking a proposed action or job would, in Quaker's opinion, constitute a breach of this Agreement. In that event, and provided that Doyle discloses in writing all material facts about the proposed action or job, Quaker shall make a reasonable effort to respond to Doyle's request for an advance written determination within ten (10) business days after receiving it; PROVIDED, that if circumstances materially change after the advance determination is made (e.g., if the duties of a job change after Doyle accepts it), the determination may be reconsidered and revised or reversed upon thirty days advance written notice to Doyle. Quaker shall treat as confidential any non-public information Doyle communicates as part of a request for an advance determination.

7.    Choice Of Law And Forum; Attorney Fees

      A. This Agreement shall be governed by and construed in accordance with the laws of the State Of Illinois, without giving effect to choice of law principles.

      B. In the event of litigation over this Agreement or an alleged breach thereof, Doyle consents to the personal jurisdiction of any court, state or federal, in the State of Illinois. The parties agree that Illinois courts, state or federal, shall be the exclusive jurisdiction for any litigation over this Agreement or an alleged breach thereof.

      C. In the event of litigation between Doyle and Quaker regarding any provision of this Agreement, the party which prevails in such contest shall be entitled to receive from the other party, in addition to any damages, injunction, or other relief awarded by a court, reimbursement of all litigation costs and expenses, including reasonable attorney fees, which the prevailing party reasonably incurred as a result of such litigation, plus interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended. If, in a particular contest, each party prevails on one or more issues, the court shall exercise its equitable judgment to determine which, if either, should be considered the prevailing party and the percentage of that party's expenses which should be reimbursed, taking into account inter alia the significance of the issue(s) on which each party prevailed and the reasonableness of each party's position(s).


8.    Full Agreement

      This written document contains the entire understanding and agreement of the parties on the subject matter set forth herein, and supercedes any prior agreement relating to these matters. No promises or inducements have been made other than those reflected herein, and no party is relying on any statement or representation by any person except those set forth herein, including without limitation oral or written summaries of this Agreement.

      This Agreement cannot be modified or altered except by a subsequent written agreement signed by the parties; and only Quaker's highest ranking Human Resources officer or his direct superior shall have authority to sign such an amendment on behalf of Quaker.

      Without limitation, nothing in this document shall eliminate or reduce Doyle's obligation to comply with the Quaker Code Of Ethics, to the extent that certain provisions in the Code (such as non-disclosure rules) remain applicable to employees after termination. Likewise, nothing in this document shall eliminate or reduce Quaker's obligation to indemnify Doyle in certain situations, pursuant to Quaker's by-laws or applicable law.


9.    Severability

      Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be illegal, unlawful or unenforceable, the remaining terms and provisions shall not be affected thereby and shall remain in full force and effect, except as expressly provided below.

      Unless Quaker consents, the provisions in paragraph 5 of this Agreement are not severable from each other or from Paragraph 1(A). If any provision or aspect of paragraph 5 is held invalid, illegal, unlawful or unenforceable, then there is no consideration for payments under paragraph 1(A); PROVIDED, if any provision in paragraph 5 is invalid or broader than the law allows, a court is authorized to award the broadest injunctive relief permitted by law, and Quaker shall thereafter make its election pursuant to paragraph 5(D)(iii) -- if Quaker elects to accept the limited injunctive relief, then it shall consent to sever the invalid provision(s). Quaker's consent to sever one or more provisions in paragraph 5 may be given at any time: before, during, or after litigation, in Quaker's sole discretion.

                              The Quaker Oats Company


                               /s/ Pamela S. Hewitt

                              By one of its officers


Doyle has been advised in writing, via this notice, to consult with an attorney before signing this Agreement. He acknowledges that he received the original draft of this Agreement on March ___, 1998. Doyle originally was given twenty one (21) days from March ___, 1998 to consider and decide whether to sign the Agreement, but at his request Quaker agreed to extend that period to April 14, 1998; also, certain provisions from the original draft were revised at Doyle's request. Doyle understands that he may revoke the Agreement within seven (7) days after signing it. Doyle further understands that he has the right to request a different waiver, release and separation agreeement which contains shorter non-compete, no raiding and non-disclosure periods. Execution of such a document would satisfy the Program's prerequisites and entitle him to Program benefits, but would not entitle him to the additional benefits provided under this Agreement, nor entail the additional obligations. Doyle affirms that he has carefully read and fully understands all provisions of this Agreement, that the consideration he is receiving is fair and adequate, and that he has not been threatened or coerced into signing it.



       April 14, 1998         /s/ James F. Doyle
                              James F. Doyle